CONTACT:
Norris Battin
nbattin@usa.net

                     COOPER EXPECTS TO EXCEED SECOND QUARTER
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                   EARNINGS ESTIMATES AS GROSS MARGINS IMPROVE
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Irvine, Calif., May 12, 1999 - The Cooper Companies, Inc. (NYSE/PCX: COO) said today that it expects to report earnings per share from continuing operations for its second quarter ending April 30, 1999, above analysts' consensus estimate of 34 cents.

Commenting on Cooper's outlook for the current quarter at the Robert W. Baird 1999 Growth Stock Conference, A. Thomas Bender, chief executive officer, said, "We are seeing significant improvement in our gross margins from successfully integrating manufacturing technologies in our contact lens plants following our acquisition of Aspect Vision Care. At the same time, we continue to gain market share with our high margin specialty toric lenses as sales continue to be strong." Cooper will report its second quarter results on May 27.

Bender also said that he expects Cooper to exceed the per share consensus for its 1999 fiscal year of $1.48 from continuing operations.

Forward-Looking Statements
--------------------------
Statements in this report that are not based on historical fact may be "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. They include words like "may," "will," "expect," "estimate," "anticipate," "continue" or similar terms and reflect Cooper's current analysis of existing trends. Actual results could differ materially from those indicated due to: major changes in business conditions and the economy, loss of key senior Management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant


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disruptions caused by the failure of third parties to address the Year 2000 issue or by unforeseen delays in completing Cooper's Year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure including the potential impact of the Euro, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and items listed in the Company's SEC reports, including the section entitled "Business" in its Annual Report on Form 10-K for the year ended October 31, 1998.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products.

CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, and accessories for the gynecological market. Corporate offices are located in Irvine and Pleasanton, Calif.

NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.

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